UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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RAM Energy Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

To the Stockholders of RAM Energy Resources, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of RAM Energy Resources, Inc. to be held on May 3, 2010, at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, commencing at 11:00 a.m., local time. We look forward to personally greeting as many of our stockholders as possible at the meeting.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period.

We know that most of our stockholders are unable to attend the Annual Meeting in person. We solicit proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Your vote is important regardless of the number of shares you own.

Thank you for your continued interest in RAM Energy Resources, Inc.

Very truly yours,

Larry E. Lee,
Chairman, President and Chief Executive Officer

April 2, 2010

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2010

To the Stockholders of RAM Energy Resources, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of RAM Energy Resources, Inc. will be held at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, on May 3, 2010, commencing at 11:00 a.m., local time, for the following purposes:

1.	To elect one director of RAM Energy Resources, Inc., to serve for a term of three years;

2.	To adopt certain amendments to the Company’s 2006 Long-Term Incentive Plan to:

•	Increase the maximum authorized number of shares to be awarded under the 2006 plan from 6,000,000 to 7,400,000;

•

Remove the limitations in the 2006 plan that limit to 100,000 the number of shares of common stock that may be made subject to the grant of stock options, stock appreciation rights, restricted stock awards and performance unit awards to any eligible employee in any calendar year; and

•

Remove the limitations in the 2006 plan that limit to 20,000 the number of shares of common stock that may be made subject to the grant of stock options and restricted stock awards to any eligible director in any calendar year;

3.	To ratify and approve the appointment of UHY LLP as the Company’s independent auditors for 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2010, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

G. Les Austin
Secretary

Tulsa, Oklahoma

April 2, 2010

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

Our Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at

http://investor.ramenergy.com/phoenix.zhtml?c=129813&p=proxy.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission has approved a rule that changes the manner in which your vote in the election of directors will be handled at our upcoming 2010 Annual Meeting. Stockholders who hold shares of our common stock through a broker, bank or other financial institution receive proxy materials before each stockholder meeting. In the past, if you did not transmit your voting instructions before the stockholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine.

A New Rule for Stockholder Voting

Effective January 1, 2010, your broker will no longer be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

More Information Is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

May 3, 2010

This proxy statement is furnished by RAM Energy Resources, Inc. in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2010 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to RAM Energy Resources, Inc. and its subsidiaries.

Voting

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made the shares represented by proxy will be voted as recommended by our Board of Directors, to the extent permitted by law.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent (for example, if your shares are held in “street name”), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Revocation of Proxies; Changing Your Vote

Even if you have given a proxy or given your broker, bank or other agent voting instructions, you have the power to revoke your proxy or change your voting instructions at any time before the Annual Meeting. Stockholders of record may revoke their proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent, you may change your vote by following the instructions provided by your broker or bank. You may also change your vote by voting in person at the Annual Meeting if you have obtained a valid proxy from your broker, bank, or other agent to vote your shares at the Annual Meeting.

Solicitation Expenses

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This proxy statement and accompanying proxy were first mailed to our stockholders on or about April 2, 2010.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. One director will be elected by a plurality of the votes cast by the holders of common stock. See “Proposal I—Election of Directors.” You may, with respect to the election of a director:

•	vote for the election of the nominee named herein; or

•	withhold authority to vote for such nominee.

The approval of the proposed amendments to our 2006 Long-Term Incentive Plan, or the 2006 plan, requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. See “Proposal II—Approval of Amendments to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan.”

The ratification of the selection of UHY LLP as our independent auditors for 2010 requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. See “Proposal III—Ratification of Appointment of Independent Auditors.”

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of The Nasdaq Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Under a new rule recently approved by the SEC, brokers no longer have discretionary voting power with respect to the election of directors. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

The approval of the proposed amendments to our 2006 plan and the ratification of the appointment of UHY LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes for such proposal and, therefore, will have the same effect as a vote against the approval of the proposed amendments to our 2006 plan and the ratification of the appointment of UHY LLP as our independent registered public accounting firm. Broker non-votes will not be counted in tabulating the votes on the proposal.

As a matter of policy, we maintain proxies and voting tabulations that identify individual stockholders on a confidential basis. We make such documents available only to those persons who process the proxy cards, tabulate the vote and serve as inspectors of election, as well as certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on March 30, 2010, are entitled to receive notice of and to vote at the Annual Meeting. On March 30, 2010, we had outstanding 78,128,753 shares of our common stock. Each share of common stock issued and outstanding on the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors. The term of each class of directors is three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Term expiring in 2010	Larry E. Lee
Term expiring in 2011	Sean P. Lane and John M. Reardon
Term expiring in 2012	Gerald R. Marshall

Mr. Lee, who currently is a director, has been nominated for election as a director at the Annual Meeting to serve for a three-year term ending in 2013. Three directors, Sean P. Lane, Gerald R. Marshall and John M. Reardon, will continue in office to serve pursuant to their prior appointments.

The persons named as proxies in the accompanying proxy, who have been designated as such by our Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Mr. Lee. Should Mr. Lee become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as our Board of Directors may propose to replace such nominee. We know of no reason why Mr. Lee will be unavailable, unable or unwilling to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. LARRY E. LEE AS A DIRECTOR.

Information Relating to Our Directors and Executive Officers

Our Board of Directors and executive officers are:

Name	Age	Position
Larry E. Lee	61	Chairman, President and Chief Executive Officer
G. Les Austin	44	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Larry G. Rampey	65	Senior Vice President
Drake N. Smiley	62	Senior Vice President
Sabrina M. Gicaletto	42	Vice President
Vicky L. Lindsey	46	Vice President
Sean P. Lane	51	Director
Gerald R. Marshall	76	Director
John M. Reardon	68	Director

Larry E. Lee has served as our president, chief executive officer and chairman of our Board of Directors since our acquisition of RAM Energy in May 2006. Mr. Lee was a co-founder of RAM Energy; he served on that company’s Board of Directors from its inception in 1987 and was elected chairman of the Board in October 2005. He also served as president of RAM Energy and, with the exception of the period from June 1992 to November 1997 when he served as chief operating officer, as its chief executive officer since September 1987. He has been active in all phases of the oil and gas exploration and production industry for over 34 years and is a member of several industry associations, including the Oklahoma Independent Petroleum Association and the Independent Petroleum Association of America, where he served as a director. Prior to the founding of RAM Energy, Mr. Lee was a principal of RAM Asset Management Company, an oil and natural gas consulting firm that provided property management and consulting services to banks, creditor groups and independent producers following the down cycle in the industry triggered by the collapse of the natural gas markets in 1982. Mr. Lee has extensive experience in financial matters generally, particularly those involving the oil and gas industry, and in the public and private debt and equity markets. He holds a B.B.A from the University of Oklahoma.

G. Les Austin became our senior vice president, chief financial officer, secretary and treasurer on April 1, 2008. Mr. Austin served as vice president finance and chief financial officer of Matrix Service Company from June 2004 to March 2008. Mr. Austin had also served Matrix as vice president, accounting and administration, east coast, from March 2003 to May 2004, as vice president of financial reporting and technology from June 2002 to March 2003 and as vice president of financial planning and reporting from April 1999 to May 2002. Mr. Austin served as vice president of finance for Flint Energy Construction Company from February 1994 to March 1999 and prior to February 1994, was an audit manager with Ernst & Young LLP. Mr. Austin received a B.S. in Accounting and Information Technology from Oklahoma State University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. In addition, Mr. Austin serves as a director on the Advisory Board of Oklahoma State University School of Accounting and as a member of the Sales Tax Oversite Committee for the City of Tulsa.

Larry G. Rampey has been an executive officer serving as our senior vice president since May 2006 and a senior vice president of RAM Energy since February 1998, previously serving as vice president of operations since May 1989. Mr. Rampey has 32 years of experience in the operation and management of both domestic and international oil and gas properties. From 1972 until May 1989, Mr. Rampey was employed by Reading & Bates Petroleum Co., holding positions of vice president of international operations and vice president of domestic operations. Mr. Rampey was employed by Amoco prior to joining Reading & Bates. Mr. Rampey is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. Mr. Rampey received his B.S. in Industrial Engineering from Oklahoma State University.

Drake N. Smiley has been an executive officer serving as our senior vice president of land and exploration since May 2006 and has held a similar position with RAM Energy since 1998, previously serving as vice president of land since May 1989, with the exception of the period from 1994 until early 1997 when he left RAM Energy’s employment to serve as vice president of land with Continental Resources, Inc. He served as vice president of land, legal and business development of RAM Energy from February 1997 until December 1997. Prior to joining RAM Energy, Mr. Smiley was employed by Reading & Bates Petroleum Co., serving as manager of land. Before Reading & Bates, he was employed by Cities Service Company. Mr. Smiley has 32 years of experience in the petroleum industry and is a member of the Oklahoma and Tulsa County Bar Associations, the Tulsa and American Associations of Petroleum Landmen and the Oklahoma Independent Petroleum Association. He is a Phi Beta Kappa graduate of the University of Missouri, where he also received his Juris Doctorate.

Sabrina M. Gicaletto has been our vice president—finance since July 2007 and was our controller from March 2006 until August 2008. She became our assistant secretary in April 2008. Ms. Gicaletto has 15 years of experience in the oil and natural gas industry. Prior to joining RAM in 2006, Ms. Gicaletto served as manager of taxation for Occidental Petroleum Corporation, held various financial management positions at Flint Industries, Inc. and worked in the audit division of Arthur Andersen & Co. Ms. Gicaletto is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Oklahoma Society of Certified Public Accountants, and Tax Executives Institute. Ms. Gicaletto received both her B.S. in Business Administration and her Master of Taxation from the University of Tulsa.

Vicky L. Lindsey joined us in November 2007 in connection with our acquisition of Ascent Energy Inc. and became our vice president—accounting and controller in August 2008. Ms. Lindsey served as vice president of finance and financial controller of Ascent Energy since August 2004. She has over 20 years of accounting experience in the oil and natural gas industry. From May 2003 until joining Ascent, Ms. Lindsey served as controller for The Wiser Oil Company, a publicly held exploration and production company. Previously, from August 1996 to April 2003, she held the position of accounting manager for Coho Energy, Inc., a publicly held oil and natural gas exploitation, exploration and development company. Ms. Lindsey served in various accounting roles for Edisto Resources, Inc. from September 1986 until July 1995. Ms. Lindsey received her BBA in Accounting from Southwestern Oklahoma State University in 1986.

Sean P. Lane has served on our Board of Directors since May 2006 and is chairman of the Nominating and Corporate Governance Committee of our Board of Directors. Mr. Lane is a practicing attorney, having received his J.D. from Georgetown University Law Center in 1983. At the outset of his legal career he was associated with the law firm of Brown & Wood (now Sidley Austin, LLP) and worked primarily in the areas of corporate finance, federal and state securities law, mergers and acquisitions, and general corporate law. He frequently worked as underwriters’ counsel in public and private placement financings, both debt and equity, serving, among others, the energy and environmental industries. Mr. Lane has extensive experience in the energy industry, having served as corporate secretary or general counsel to a variety of publicly traded companies involved in energy and environmental industries, such as Catalyst Energy Corporation, Catalyst Thermal Energy Corporation, Wheelabrator Technologies, Inc., Henley Properties, Inc., The Henley Group, Inc., and Compañia Boliviana de Energy Electrica, S.A.—Bolivian Power Company Limited. He currently serves as corporate secretary and general counsel of Olympus Power, LLC, a privately held U.S. independent power company that owns and manages power plants that sell electricity and thermal energy to utilities and industrial concerns, and as corporate secretary and general counsel of Petro-Chem Development Co., Inc., a leading designer and supplier of process furnaces, direct-fired heaters and related environmental and efficiency equipment to the global petroleum refining and petrochemical production industries. Mr. Lane’s early career experience included two years on the staff of the United States Senate Committee on Commerce, Science and Transportation. He was one of the founders and a director of the National Independent Energy Producers, which became the principal industry lobbying group for independent power in the United States. He has participated and testified in or submitted comments to House and Senate hearings with respect to the Clean Air Act of 1990, the Energy Policy Act of 1992 and the Energy Policy Act of 2005. Mr. Lane’s experience in this area is directly relevant to our company and its prospects as we continue to monitor federal environmental and energy regulatory and legislative issues.

Gerald R. Marshall has served on our Board of Directors since May 2006, and served on the RAM Energy Board of Directors since December 1997. He has been involved in commercial banking, mortgage banking, real estate and private investment activities for over 50 years. He holds a B.B.A in both accounting and finance from the University of Oklahoma. Mr. Marshall is the chairman of the Audit Committee of our Board of Directors and is the designated audit committee financial expert on our Audit Committee as required by SEC regulations. Mr. Marshall has a long and distinguished career in commercial banking, having served as president, chief credit officer and a director of Liberty National Bank & Trust Company, Oklahoma City, Oklahoma; president, chief credit officer and a director of The First National Bank & Trust Company of Oklahoma City, Oklahoma; chairman and chief executive officer of Capital Bank, N.A, a New York Stock Exchange company headquartered in Houston, Texas; chairman and chief executive officer of Bank of Oklahoma, N.A., Oklahoma City, Oklahoma; president, chief executive officer and chairman of Savers, Inc. FSB, Little Rock, Arkansas; and vice chairman, chief credit officer and a director of MidFirst Bank in Oklahoma City, Oklahoma. His private investment experience includes serving as president and chief operating officer of Goldman Enterprises, a privately owned diversified real estate and investment firm, and as president and chief executive officer of Midland Asset Management Co. During the mid-1980s, Mr. Marshall was president, chief executive officer, a director and principal shareholder of RAM Management Associates, an asset management and property disposition contractor engaged by the Resolution Trust Corporation and the Federal Deposit Insurance Corporation to foreclose commercial real estate collateral. His expertise in banking and credit markets, particularly in connection with financing oil and gas companies and their exploration and production activities, lends substantial credibility to our activities in these areas. Throughout his career, Mr. Marshall has worked with public accounting firms in connection with audits of both public and private companies and brings valuable practical and professional skills and a wealth of experience in this area to both our management team and the members of our Board.

John M. Reardon has served on our Board of Directors since May 2006 and is the chairman of the Compensation Committee of the Board. He served on the RAM Energy Board of Directors from January 1998 to May 2002 and again from and after October 2005. Mr. Reardon’s professional career in the commercial banking industry spans more than 40 years, primarily in top level executive positions. Most recently he served as market president of Union Bank of California, in Valencia, California, from November 2002 through October 2007. Prior to that time he was president and chief executive officer of Valencia National Bank, Santa Clarita, California, from August 1994 until November 2002, and senior vice president of Wells Fargo Bank, Los Angeles, California, from 1987 to 1991. Prior to 1987 he held executive positions with Southwestern Bank &

Trust Company, Oklahoma City, Oklahoma, The First National Bank & Trust Company of Oklahoma City, Oklahoma, and Liberty National Bank & Trust Company, Oklahoma City, Oklahoma, during which time he served as head of energy lending and became familiar with the oil and gas exploration and production industry, with extensive involvement in evaluating reserve reports and financial statements. From 1991 to August 1994, Mr. Reardon was executive vice president of RAMCO Oil & Gas, Inc., an affiliate of RAM Energy, during which time he worked extensively with the management team of RAM Energy and was directly involved in all significant financial and business transactions conducted by RAM Energy. He also became familiar with the properties and operations of RAM Energy and interacted with bankers, vendors, contractors and customers of the company, and with outside counsel and accountants. Mr. Reardon brings to our Board a wealth of experience in commercial banking and the benefit of numerous contacts in the banking industry. He also is familiar with our management team, many of whom he supervised while serving as executive vice president of RAMCO Oil & Gas in the early 1990s, and with both the financial and operational aspects of the oil and natural gas exploration and production industry. Mr. Reardon received a B.S. in Business from Oklahoma State University and is a graduate of the Southwestern Graduate School of Banking, Southern Methodist University in Dallas, Texas.

Independence of Directors

We adhere to the rules of The Nasdaq Stock Market in determining whether a director is independent. Our Board of Directors also consults with our counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Lane, Marshall and Reardon are independent directors. Mr. Lee is not independent.

Board Meetings and Committees

Our Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board of Directors is not involved in our day-to-day operations. The Board of Directors is kept informed of our business through discussions with the chairman, president and chief executive officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board of Directors and Committee meetings.

Our Board of Directors held eight meetings during 2009, including telephonic meetings, and all of our directors were in attendance at each of these meetings. Our Board of Directors also took action by written consent on three occasions in 2009.

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In accordance with our bylaws, the Board of Directors annually elects from its members the members of each Committee.

Audit Committee

Members of our Audit Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Marshall acting as Chairman.

The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of The Nasdaq Stock Market and of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as more fully described below under the caption “Audit Committee Report.” The Audit Committee annually considers the qualifications of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor.

During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and the results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2009, our Audit Committee held seven meetings, including telephonic meetings, and all members of our Audit Committee were in attendance at each of these meetings. The Audit Committee has adopted a written charter which is available on our website at http://www.ramenergy.com.

Compensation Committee

Members of our Compensation Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Reardon acting as Chairman.

The members of our Compensation Committee are non-employee directors who meet the “independence” standards of The Nasdaq Stock Market, but are eligible to participate in any of the plans or programs that the Board of Directors administers. The Compensation Committee reviews and approves the compensation of our officers. The Compensation Committee also administers our 2006 plan and approves restricted stock awards and other stock-based grants for our executive officers and other employees. Our Compensation Committee adopted a written charter which is available on our website at http://www.ramenergy.com. In 2009, our Compensation Committee held seven meetings, including telephonic meetings, and all members of our Compensation Committee attended each meeting. Our Compensation Committee also took action by written consent one time in 2009.

Our Compensation Committee engaged Pearl Meyer & Partners, an outside compensation consulting firm, to assist the Board of Directors and the Compensation Committee in crafting our total compensation program for our executive officers for 2009 and to assist the Board in determining compensation for our directors. In connection with its engagement, Pearl Meyer was tasked with (i) providing the Compensation Committee with a report and competitive salary analysis showing market average compensation for executive officers and directors in companies similar to ours, and (ii) making recommendations to the Compensation Committee with respect to the compensation paid to our executive officers and directors.

Nominating and Corporate Governance Committee

Members of our Nominating and Corporate Governance Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Lane acting as Chairman.

Each member of our Nominating and Corporate Governance Committee is a non-employee director who meets the “independence” standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating and Corporate Governance Committee will consider persons identified by our Board members, management, stockholders, investment bankers and others.

We do not have any restrictions on stockholder nominations under our certificate of incorporation or bylaws. The Nominating and Corporate Governance Committee will consider stockholder nominees to be our directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: The RAM Energy Resources Nominating and Corporate Governance Committee, c/o Sean P. Lane, Committee Chairman, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma

74135. The stockholder’s nomination notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock which is beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our Board of Directors for nomination as directors, ensuring that our Board of Directors and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The charter for the Nominating and Corporate Governance Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of The Nasdaq Stock Market. In 2009, our Nominating and Corporate Governance Committee held five meetings, including telephonic meetings, and all members of the Committee were in attendance at each meeting. A copy of the current charter of the Nominating and Corporate Governance Committee is available on our website at http://www.ramenergy.com.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	an understanding and general acceptance of our corporate philosophies;

•	business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management; and

•	a willingness to commit time and energy to our business affairs.

Our Nominating and Corporate Governance Committee does not have a formal policy with regard to considering diversity in its identification of director candidates; however, our Nominating and Corporate Governance Committee does consider diversity in its identification of director candidates. Diversity in business and professional experience, education, and background benefits us by increasing the range of skills and perspectives available to our Board of Directors. Members will be selected without regard to race, gender, religious belief, ancestry, national origin or disability. Our Board of Directors believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

In addition to considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The charter of our Nominating and Corporate Governance Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management succession and planning, and regular meetings of our non-employee directors without management in executive sessions.

Our Nominating and Corporate Governance Committee approves corporate goals and objectives for us on an annual basis, based in part on recommendations and projections furnished by management. These goals and objectives are utilized for management and corporate governance purposes and specifically not as metrics for determining compensation of our employees and executive officers. Through this process, our Nominating and Corporate Governance Committee plays an important role in focusing management on those corporate goals and objectives believed by our independent directors to be important in shaping our business priorities from year to year.

Annual Meeting Attendance

We do not have a policy requiring members of our Board of Directors to attend annual meetings of our stockholders. All of our directors attended our 2009 annual meeting.

Leadership Structure of the Board

As prescribed by our bylaws, the chairman of our Board of Directors has the power to preside at all meetings of the Board. Larry E. Lee, our chief executive officer and president, serves as the chairman of our Board of Directors. Although our Board believes that the combination of the chairman and chief executive officer positions is appropriate for our company in the current circumstances, there is no corporate policy requiring those positions to be held by the same person.

Our chief executive officer is appointed by the Board to manage our daily affairs and operations. We believe that Mr. Lee’s extensive industry experience and direct involvement in our operations make him best suited to serve as chairman in order to (i) lead the Board in productive, strategic planning, (ii) determine necessary and appropriate agenda items for meetings of the Board with input from both our independent directors and management, and (iii) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Our Board structure also fosters strong oversight by our independent directors. Mr. Lee is the only member of management who serves on the Board, and all of the other directors are fully independent. Each of the committees of the Board is chaired by an independent director.

Meetings of Non-Management Directors

Our non-management Board members regularly meet in executive session outside the presence of management, generally at each Board meeting. Because there are only three non-management directors that meet in the executive sessions, they have determined that is not necessary to appoint a “lead director” to preside over such sessions. Any of the non-management directors is permitted to raise an item for discussion. These executive sessions are attended by our outside legal counsel, who is responsible for providing feedback regarding these meetings to the chairman and serving as a liaison between the non-management directors and the chairman. The Board believes that this informal approach is appropriate and effective due to the size of our Board and effectively complements our combined chief executive officer/chairman structure.

Risk Oversight

The Board considers oversight of our risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, personnel, information technology, environmental, legal and regulatory, strategic and reputational risks. The full Board receives these reports from the appropriate members of management to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. The Board also makes risk management an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing us.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management our major financial risk exposures and the steps management has taken to monitor and control those exposures. In this regard, our chief financial officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies the material business risks for us, and identifies our internal controls that respond to and mitigate those risks. Our management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Stockholder Communications with the Board of Directors

Our Board of Directors believes that direct access to our independent directors, who constitute our Nominating and Corporate Governance Committee and our Audit Committee, is essential to ensuring that corporate governance concerns, recommendations for director nominees, questions concerning our accounting functions, internal controls or auditing practices, and reports of potential violations of law or Company policies, are addressed at the highest level within the organization. Accordingly, our Board of Directors has established certain contact procedures, which can be found on our website at http://www.ramenergy.com.

Code of Ethics

Our Code of Ethics, which is applicable to all directors, managers and employees, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The Code of Ethics is available on our website at http://www.ramenergy.com. The Code of Ethics is also available in print to any stockholder who requests it.

Our toll free Access Line, information regarding which may be found on our website at http://www.ramenergy.com, may also be used by employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. During 2009, (i) G. Les Austin, Sabrina Gicaletto, Vicky Lindsey, Larry Rampey and Drake Smiley each failed to timely file one Form 4, and (ii) Ms. Lindsey, Mr. Rampey and Mr. Smiley each failed to timely file one Form 5. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2009, all other Section 16(a) filing requirements were timely met.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all our current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
Larry E. Lee(2)(3)	11,450,000	14.7%
Britani Talley Bowman(4)(5)	9,500,000	12.2%
Larry G. Rampey(2)	390,185	*
Drake N. Smiley(2)	385,662	*
Gerald R. Marshall(2)	90,000	*
John M. Reardon(2)	197,946	*
Sean P. Lane(6)	90,500	*
Jefferies & Company, Inc.(7)	17,124,998	21.9%
All directors and current executive officers as a group (9 individuals)	13,163,808	16.8%

*	Less than 1%
(1)	The outstanding shares of common stock used to determine the percentage of shares beneficially owned by the designated stockholders do not include 1,071,426 shares that may be granted by us as awards under our 2006 plan.
(2)	The business address of this person is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.
(3)	Includes 10,750,000 shares owned by family trusts for the benefit of Mr. Lee’s family and 500,000 shares owned by Mr. Lee’s wife.
(4)	Ms. Bowman’s business address is 3155 East 86th Street, Tulsa, Oklahoma 74137.
(5)	These shares are held by Danish Knights, A Limited Partnership. Ms. Bowman beneficially owns 98.5% of Danish Knights and is the custodian for a 1.3% interest owned by her minor child. Dannebrog Corporation, the general partner of Danish Knights, owns the remaining 0.2% interest. Ms. Bowman is the president and sole director of Dannebrog Corporation. Accordingly, Ms. Bowman exercises voting and dispositive power over all shares held by Danish Knights.
(6)	Mr. Lane’s business address is 122 E. 42nd Street, Suite 2308, New York, NY 10168.
(7)	Reflects shares beneficially owned by (i) Jefferies & Company, Inc. (“Jefferies”), (ii) Jefferies Group, Inc. (“Jefferies Group”), (iii) Jefferies High Yield Trading, LLC (“Trading”) and (iv) Jefferies High Yield Holdings, LLC (“Holdings”). The business address of Jefferies and Jefferies Group is 520 Madison Ave., 12th Floor, New York, NY 10022. The business address of Trading and Holdings is The Metro Center, One Station Place, Three North, Stamford, Connecticut 06902. Beneficial ownership among these parties is as follows:

•

Jefferies may be deemed to be the beneficial owner of 17,124,998 shares of our stock. This number consists of (i) 2,170,945 shares of our stock held for its own account, and (ii) 14,954,053 shares of our stock held for the account of Trading.

•

Jefferies Group may be deemed to be the beneficial owner of 17,124,998 shares of our stock. This number consists of (i) 2,170,945 shares of our stock held for the account of Jefferies, and (ii) 14,954,053 shares of our stock held for the account of Trading.

•	Trading may be deemed to be the beneficial owner of 14,954,053 shares of our stock. This number consists of 14,954,053 shares of our stock held for its own account.

•	Holdings may be deemed to be the beneficial owner of 14,954,053 shares of our stock. This number consists of 14,954,053 shares of our stock held for the account of Trading.

None of the parties admits that Jefferies, Trading, Holdings, or Jefferies Group is, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owner of any shares not held directly for the account of each such entity.

Certain Relationships and Related Party Transactions

Brandon Lee, the son of our chairman, president and chief executive officer, serves as our Manager of Business Development. Total compensation paid to Brandon Lee as a result of base salary, bonus, award grants under our 2006 plan, and other benefits totaled $120,743 in 2009.

Our bylaws require that no contract or other transaction shall be made or entered into between us and (i) any of our directors or executive officers, (ii) any person known to be a beneficial owner of more than 5% of any class of our voting securities (a “5% owner”), or (iii) any immediate family member of any director, executive officer or 5% owner unless (y) the contract or transaction is on terms no less favorable to us than may reasonably be available to us from an unaffiliated third party, and (z) if material in amount, is approved by vote of a majority of our disinterested directors.

We have and will continue to reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2009. Substantially all of the compensation paid to our president and chief executive officer, Larry E. Lee, results from the terms of his employment agreement. We have not entered into any employment agreements with any of the other named executive officers.

Based on the fair value of equity awards granted to our named executive officers in 2009 and the base salary of the named executive officers, “salary” accounted for approximately 46% of the total compensation of the named executive officers, bonus incentive compensation accounted for approximately 18%, stock awards accounted for 27% and other compensation accounted for 9% of the total compensation of the named executive officers.

(a)	(b)	(c)	(d)		(e)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(3)	All other compensation ($)(4)	Total ($)
Larry E. Lee	2009	$500,000	$225,000	(1)	$165,000	$107,893	$997,893
President and Principal Executive Officer	2008	495,833	400,000	(2)	—	85,580	981,413

Larry G. Rampey	2009	295,000	103,250	(1)	88,000	46,322	532,572
Senior Vice President	2008	288,333	165,000	(2)	251,000	25,560	729,893

Drake N. Smiley	2009	270,000	87,750	(1)	88,000	54,308	500,058
Senior Vice President	2008	266,333	150,000	(2)	225,900	29,666	668,899

(1)	These amounts represent bonuses earned in 2009 and paid in 2010.
(2)	These amounts represent bonuses earned in 2008 and paid in 2009.
(3)	The amounts in column (e) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards pursuant to our 2006 plan.

(4)	All other compensation consists of the elements summarized in the table below. The amounts reflect compensation in 2009, each as calculated in accordance with Internal Revenue Service guidelines included as compensation on the IRS Form W-2 of the named executive officers who receive such benefits. Income taxes on certain amounts are also reimbursed by us and included on applicable officer’s W-2. For our president and chief executive officer, in accordance with his employment agreement, includes an annual premium of $19,850 for a $5.0 million life insurance policy.

Name	401(k) Match	Executive Life Policy	Personal Use of Company Vehicles or Allowance	Country Club Dues	Other	Total
Larry E. Lee	$22,000	$19,850	$35,431	$11,512	$19,100	$107,893
Larry G. Rampey	17,700	4,082	23,376	—	1,164	46,322
Drake N. Smiley	16,200	16,694	20,677	—	737	54,308

2006 Long-Term Incentive Plan

We make equity grants to our employees, including our named executive officers, under the 2006 plan. The 2006 plan is discussed below in “Proposal II—Approval of Amendments to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan.”

During 2009, each of Messrs. Lee, Rampey and Smiley were granted 100,000 shares of restricted stock under our 2006 plan. These restricted stock grants vest in equal increments annually over a four-year period from the date of grant. Messrs. Rampey’s and Smiley’s grants were made on January 1, 2009 and the market price of the shares of our common stock on the date of grant was $0.88 per share. Mr. Lee’s grant was made on December 15, 2009 and the market price of the shares of our common stock on the date of grant was $1.65 per share.

Executive Employment Agreements and Arrangements

In connection with the consummation of our merger with RAM Energy in May 2006, we entered into an employment agreement with Larry E. Lee, under the terms of which Mr. Lee serves as our president and chief executive officer. The initial term of the employment agreement was three years. Pursuant to an amendment to the employment agreement effective March 17, 2010, the term of the employment agreement was extended through April 30, 2012. The employment agreement, as amended, provides that Mr. Lee will receive an annual base salary of not less than $550,000, effective April 1, 2010. In addition, we pay the annual premium on a term life insurance policy owned by Mr. Lee, the costs of his annual physical examinations, and certain country club dues and expenses. Mr. Lee also may be awarded a bonus for any fiscal year during the employment term, either pursuant to an incentive compensation plan maintained by us or as otherwise may be determined by our Board of Directors.

The employment agreement provides for certain payments in the event of Mr. Lee’s termination. The termination payments are discussed below under the heading “Additional Compensation-Related Disclosure—Potential Payments Upon Termination or Change of Control.”

The employment agreement contains certain restrictive covenants that prohibit Mr. Lee from disclosing information that is confidential to us and our subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring our employees and those of our subsidiaries. The employment agreement does not contain any restrictive covenants that otherwise limit Mr. Lee’s ability to compete with us and our subsidiaries following his employment.

Outstanding Equity Awards at Fiscal Year-end

	Stock Awards
(a)	(i)	(j)
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Larry E. Lee	100,000	$205,000
Larry G. Rampey	160,000	328,000
Drake N. Smiley	157,500	322,875

(1)	The values were calculated based upon the closing price of our common stock on December 31, 2009, which was $2.05 per share.

Additional Compensation-Related Disclosure

Retirement and Other Benefits

We maintain a 401(k) Profit Sharing Plan, which is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. For 2008 and 2009, our Compensation Committee determined that we would make a safe harbor match of 100% of employee contributions up to 6% of the employee’s salary. All contributions to the plan as well as any matching contributions are fully vested upon contribution.

Potential Payments Upon Termination or Change of Control

Our employment agreement with Mr. Lee obligates us to pay certain separation benefits to him in the event of termination of his employment. In addition, effective March 10, 2009, we adopted a separation benefit plan entitled the “Change in Control Separation Benefit Plan of RAM Energy Resources, Inc, and Participating Subsidiaries,” or the 2009 CIC Plan. The 2009 CIC Plan provides certain separation benefits to our senior vice presidents and our vice presidents (including our named executive officers), as well as the senior vice presidents and vice presidents of our affiliates. The terms of the 2009 CIC Plan are described below.

Mr. Lee’s Employment Agreement

The separation benefits that Larry E. Lee is entitled to pursuant to the terms of his employment agreement upon voluntary termination, termination for cause, termination for good reason and termination in the event of disability or death are described below.

The term “disability” means disability (either physical or mental) which (i) materially and adversely affects Mr. Lee’s ability to perform his duties required of his office, and (ii) at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to Mr. Lee or his legal representative. The term “cause” means termination for one of the following reasons:

•	the conviction of Mr. Lee of a felony by a federal or state court of competent jurisdiction;

•	an act or acts of dishonesty taken by Mr. Lee and intended to result in substantial personal enrichment of Mr. Lee at our expense; or

•	Mr. Lee’s failure to follow a direct, reasonable and lawful written order from the Board of Directors, within the reasonable scope of his duties, which failure is not cured within 30 days.

The term “good reason” means:

•

the assignment to Mr. Lee of any material duties inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement;

•

any other action taken by us which results in a diminution in Mr. Lee’s position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•

any material failure by us to otherwise perform our obligations under the employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•

our requiring Mr. Lee to be based at any office or location other than that described in the employment agreement, except for periodic travel reasonably required in the performance of his responsibilities;

•	any purported termination by us of Mr. Lee’s employment otherwise than as expressly permitted by the employment agreement; or

•	any failure by us to cause any successor entity to assume our obligations to Mr. Lee under the employment agreement.

Payments Made Upon Termination Other Than for Cause, Death or Disability, or by Mr. Lee for Good Reason. In the event Mr. Lee is terminated for reasons other than cause, death or disability, or Mr. Lee complies with the requirements to permit him to resign, and he does resign, for good reason:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the highest bonus paid to Mr. Lee during his employment term for a full fiscal year, pro rated for that portion of the year of termination in which Mr. Lee is employed by us;

•	an amount equal to 200% of Mr. Lee’s base salary in effect on the date of termination;

•	any deferred compensation and accrued vacation pay;

•

if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Code, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount;

•	all of Mr. Lee’s stock options and restricted stock awards will vest; and

•

Mr. Lee and his family, if applicable, may continue to participate in any welfare benefit plan offered by us through the term of the employment agreement to the same extent as if Mr. Lee continued to be employed by us through the full term of the employment agreement.

Payments Made Upon Termination for Cause or by Mr. Lee for other than Good Reason. In the event Mr. Lee is terminated for cause, or Mr. Lee resigns for other than good reason, we have no further obligations to Mr. Lee other than a lump sum payment of the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	any deferred compensation; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Code, based upon the payments discussed above and the payment of the “gross-up” amount.

Payments Made Upon Death or Disability. In the event of Mr. Lee’s death or disability:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the bonus paid to Mr. Lee for the last full fiscal year, pro rated for that portion of the year of termination during which year Mr. Lee is employed by us;

•	an amount equal to Mr. Lee’s base salary in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the employment agreement;

•	any deferred compensation and accrued vacation pay;

•

if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred;

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Code, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount; and

•	all of Mr. Lee’s stock options and restricted stock awards will vest.

Payments of separation benefits may be delayed if (i) Mr. Lee is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) as of the date of his separation from service and (ii) the amount of any separation benefits payable to him are subject to Section 409A. In such instance, the separation benefits will not be paid to Mr. Lee until six months after the date of separation from service (or, if earlier, the date of his death). Any delayed payment will be paid in a single lump sum in cash on the first day of the seventh month following Mr. Lee’s separation from service (or, if earlier, upon his death).

Change in Control Separation Benefit Plan of RAM Energy Resources, Inc, and Participating Subsidiaries

We adopted the 2009 CIC Plan to assure that we will have the continued dedication of each of our senior vice presidents and vice presidents (“Executives”), notwithstanding the possibility, threat, or occurrence of a change in control. Our Board believed it was important to diminish the inevitable distraction of these Executives by virtue of the personal uncertainties and risks created by a pending or threatened change in control, and to encourage these Executives’ full attention and dedication to our affairs during the term of the 2009 CIC Plan and upon the occurrence of such event. Our Board also believed that we are best served by providing these Executives with compensation arrangements upon a change in control which provide these Executives with individual financial security and which are competitive with those of other corporations. The principal provisions of the 2009 CIC Plan are as follows.

Change in Control

For purposes of the 2009 CIC Plan, a change in control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

•

at the close of business day next following the day on which we learn of the acquisition by any unaffiliated person of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the then outstanding shares of our common stock;

•	at any time the incumbent directors (defined below) shall cease for any reason to constitute a majority of our Board;

•

upon the consummation of a reorganization, merger or consolidation, or a sale or other disposition of all or substantially all of our assets, with certain limited exceptions where our stockholders continue to control the resulting entity (or the entity which purchases our assets) and the incumbent directors control the Board of the resulting entity (or the entity which purchases our assets); or

•	approval by our stockholders of a plan of complete liquidation or dissolution.

The incumbent directors are the members of the Board on the date of adoption of the 2009 CIC Plan, together with any person who thereafter becomes our director and whose election or nomination for election was approved by a vote of at least a majority of the incumbent directors (including directors so appointed or elected by incumbent directors) then on the Board; provided, however, that no individual initially elected or nominated as our director as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be deemed an incumbent director.

Reasons for Termination of Employment of an Executive

Termination Upon Death or Becoming Disabled. An Executive’s employment shall terminate immediately upon the Executive’s death and we will have no further obligation under the 2009 CIC Plan to the deceased Executive or such Executive’s legal representatives. If the Executive’s employment is terminated due to the Executive becoming disabled, we will have no further obligation under the 2009 CIC Plan to the Executive or such Executive’s legal representatives. The term “disabled” means, with respect to any Executive, that (i) such Executive has received disability payments under our long-term disability plan for a period of three months or more, or (ii) based upon the written report of a mutually agreeable qualified physician designated by us and the Executive or the Executive’s representative, our Compensation Committee determines, in accordance with Section 409A, that the Executive has become physically or mentally incapable of performing the Executive’s essential job functions with or without reasonable accommodation or job protection as required by law for a continuous period expected to last not less than twelve months.

Termination by the Company; Cause. We may terminate an Executive’s employment at any time whether with or without cause. For purposes of the 2009 CIC Plan, “cause” means the termination of Executive’s employment due to:

•	the failure of the Executive to perform in any material respect the Executive’s prescribed duties to us (other than any such failure resulting from the Executive becoming disabled);

•	the commission by the Executive of a wrongful act that caused or was reasonably likely to cause damage to us;

•	an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of the Executive’s duties on our behalf;

•

the conviction of or the entry of a plea of nolo contendere by the Executive to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude; or

•	a breach of the Executive’s fiduciary duty involving personal profit.

If we terminate the Executive’s employment for cause within the year following a change in control (the “Change in Control Period”), then such termination for cause shall not be effective for purposes of determining that the Executive is not entitled to payment of the separation benefit under the 2009 CIC Plan unless and until two-thirds of the Board adopt a resolution approving the termination of the Executive for cause, following notice and an opportunity to the Executive to be heard at a meeting called by the Board to discuss the Executive’s employment.

Termination by the Executive; Good Reason. The Executive may terminate the Executive’s employment at any time whether with or without good reason. The term “good reason” means the termination by the Executive of the Executive’s employment during the Change in Control Period for any of the following events, unless the Executive has consented in writing to such event:

•	any material diminution in the Executive’s annual base salary;

•

the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which we remedy promptly after receipt of notice from the Executive;

•	any failure by us to require any successor or assignee to assume the obligations under the 2009 CIC Plan; or

•	any relocation of the Executive’s principal office to a location more than fifty (50) miles from the Executive’s principal office prior to such relocation.

No termination of employment for good reason shall be effective for purposes of determining that the Executive is entitled to payment of the separation benefits under the 2009 CIC Plan unless (i) following receipt of proper notice, we fail to either cure the offending cause or notify the Executive of our intended method of cure, and (ii) the Executive timely delivers a notice of termination.

Termination Prior to a Change in Control. If we terminate the Executive’s employment other than for cause, the Executive’s death or the Executive becoming disabled, and a change in control occurs within six (6) months following the date of termination, then for purposes determining eligibility for payment of the separation benefits under the 2009 CIC Plan, such change in control shall be deemed to have occurred immediately prior to the date of termination if either (i) the date of termination occurs following the execution of an agreement (including a letter of intent) that provides for a transaction that subsequently is consummated and constitutes such change in control, or (ii) the Executive reasonably demonstrates that such termination was effected in connection with, or in anticipation of, such change in control.

Separation Benefits Upon Termination of the Executive under the 2009 CIC Plan

Accrued Obligations. Upon any termination of the Executive’s employment for any reason, we will pay the Executive any unpaid portion the Executive’s annual base salary through the date of termination and any accrued, unused vacation through the date of termination (the “Accrued Obligations”).

Termination for Good Reason; Other Than for Cause, Death, or Becoming Disabled. If during the Change in Control Period (i) we terminate the Executive’s employment other than for cause, the Executive’s death, or the Executive becoming disabled, or (ii) the Executive terminates the Executive’s employment for good reason, then we will, in addition to the payment of the Accrued Obligations, pay the following separation benefits to the Executive:

•

If the Executive is a vice president, we will pay the Executive a lump sum in cash equal to one times the sum of the greater of (x) the Executive’s annual base salary as of the date of termination, and (y) the Executive’s annual base salary at any time during the one-year period before the change in control.

•

If the Executive is a senior vice president, we will pay the Executive a lump sum in cash equal to two times the sum of the greater of (x) the Executive’s annual base salary as of the date of termination, and (y) the Executive’s annual base salary at any time during the one-year period before the change in control.

•	We will also provide the Executive:

•

with limited exceptions and for the period allowed under Section 4980B of the Code (not less than 18 months), the same level of health and dental insurance benefits for the Executive (and the Executive’s dependents, if applicable) upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the date of termination; and

•

for a period of 18 months, the same level of life and disability insurance benefits for the Executive, upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the date of termination.

Cause; Other than for Good Reason. If during the Change in Control Period the Executive’s employment is terminated for cause, or by reason of death or disability, or the Executive terminates the Executive’s employment without good reason, then the Executive shall have no further rights and we will have no further obligations to the Executive under the 2009 CIC Plan, other than for payment of the Accrued Obligations.

Any payments of separation benefits may be delayed to ensure compliance with Section 409A in the same manner as described above under Mr. Lee’s employment agreement.

Director Compensation

Our Board of Directors determines all cash and non-cash compensation paid to our independent directors. Mr. Lee, our only management director, receives no compensation as a director. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. The Compensation Committee reviewed the Director Compensation Review prepared by Pearl Meyer & Partners that reflected that our independent directors are paid significantly less than directors of peer group companies, both in total cash compensation and in equity grants. The Compensation Committee noted that because each of our independent directors is a committee chair, and each member serves on each Board committee, the independent members of our Board of Directors have considerably more responsibility that the average director on a much larger Board. The Committee also noted that because we have such a small Board in comparison with the peer group, our overall Board compensation burden is substantially less than the peer group. After consideration of these and other factors, we have determined to pay our independent directors at least the median compensation reflected in the Pearl Meyer report, including both cash and restricted stock or other equity-based awards. For calendar year 2009, the total compensation paid to our independent directors was as follows:

Cash compensation of the following:

•	an annual base retainer of $79,900;

•	a meeting fee of $1,000 per meeting attended for all in person and telephonic meetings of the Board and each Board Committee subject to a $15,000 per year cap on meeting fees;

•	an additional annual retainer of $15,000 for the Chairman of the Audit Committee;

•	an additional annual retainer of $7,500 for the Chairman of the Compensation Committee; and

•	an additional annual retainer of $7,500 for the Chairman of the Nominating and Corporate Governance Committee; and

•	Equity-based awards in the form of 20,000 shares of restricted stock, the maximum grant permitted under our 2006 plan for calendar year 2009.

On May 5, 2009, we granted restricted stock awards of 20,000 shares to each of Messrs. Lane, Marshall and Reardon. The market price of the shares of our common stock on the date of grant was $0.82 per share. All of the shares granted vest on May 5, 2010.

The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2009.

(a)	(b)	(c)	(f)	(g)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total
Sean P. Lane	$102,400	$16,400	$0	$118,800
Gerald R. Marshall	109,900	16,400	3,053	129,353
John M. Reardon	102,400	16,400	13,529	132,329

(1)	The amounts reflect the grant date fair market value computed in accordance with FASB ASC Topic 718.
(2)	The amount reflects perquisite value as calculated in accordance with Internal Revenue Service guidelines.

PROPOSAL II

APPROVAL OF AMENDMENTS TO THE

RAM ENERGY RESOURCES, INC. 2006 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve several amendments to our 2006 Long-Term Incentive Plan, which we refer to as our 2006 plan. Our 2006 plan was originally approved by our stockholders on May 8, 2006.

Increase in Shares Available under the 2006 Plan.

Our 2006 plan currently provides that a maximum of 6,000,000 shares of common stock may be issued in conjunction with awards granted under our 2006 plan. At March 30, 2010, 1,071,426 shares of our common stock remained available for awards to be granted under 2006 plan. Our Board of Directors considers our 2006 plan to be an important attraction, retention and motivational tool for eligible employees and believes that the number of shares currently available under our 2006 plan is insufficient to continue our 2006 plan in future periods. Therefore, our Board of Directors approved an amendment to our 2006 plan to increase the total number of shares of our common stock authorized to be issued in conjunction with awards made under our 2006 plan by an additional 1,400,000 shares, for a new share limit of 7,400,000 shares. These amendments to our 2006 plan will not be effective without approval by our stockholders. We cannot determine the benefits to be received by our directors or officers as a result of the amendments to the 2006 plan, or the benefits to be received by our directors and officers in prior years had the amendments to the 2006 plan been in effect in those years.

Other Proposed Amendments to our 2006 Plan.

Our Board of Directors has approved certain other amendments to our 2006 plan, which will not be effective without approval by our stockholders. These amendments are as follows:

•

Delete Section 4.1(a) of the 2006 plan. This section limited the aggregate number of shares of common stock made subject to the grant of options and stock appreciation rights to any eligible employee in any calendar year to 100,000.

•

Delete Section 4.1(b) of the 2006 plan. This section limited the aggregate number of shares of common stock made subject to the grant of restricted stock awards and performance unit awards to any eligible employee in any calendar year to 100,000.

•

Delete Section 4.1(j) of the 2006 plan. This section limited the aggregate number of shares of common stock made subject to the grant of options to any eligible director in any calendar year to 20,000.

•

Delete Section 4.1(k) of the 2006 plan. This section limited the aggregate number of shares of common stock made subject to the grant of restricted stock awards to any eligible director in any calendar year to 20,000.

Summary of Principal Terms of the 2006 Plan

The following is a summary of the principal terms of our 2006 plan. The full text of the amendments to our 2006 plan is set forth on Exhibit A to this proxy statement. A copy of our original 2006 plan document was filed with the SEC as Exhibit C to our proxy statement on April 18, 2006. A copy of the First Amendment to the 2006 plan was filed with the SEC as Exhibit A to our proxy statement on April 8, 2008. Copies of the original 2006 plan, the First Amendment to the 2006 plan and the proposed amendments may be obtained without charge by written request to:

Robert E. Phaneuf

Vice-President—Corporate Development

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, OK 74135

(918) 632-0680

The purposes of our 2006 plan are to promote our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

Under our 2006 plan, we may grant restricted stock, stock options, stock appreciation rights or other awards to any of our directors, officers or full-time employees or those of our subsidiaries, and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2006 plan.

Our 2006 plan currently provides that a maximum of 6,000,000 shares of our common stock may be issued in conjunction with awards granted under our 2006 plan. As amended, the 2006 plan would provide that a maximum of 7,400,000 shares of our common stock could be issued in conjunction with awards granted under our 2006 plan. At March 30, 2010, 1,071,426 shares of our common stock remained available for awards to be granted under our 2006 plan. If the 2006 plan is amended as proposed herein, 2,471,426 shares of our common stock would be available for awards to be granted under our 2006 plan. Awards that are forfeited under the 2006 plan will again be eligible for issuance as though the forfeited awards had never been issued. Similarly, awards settled in cash will not be counted against the shares authorized for issuance upon exercise of awards under the 2006 plan.

Administration

The Compensation Committee of our Board of Directors administers our 2006 plan. The members of our Compensation Committee serve at the pleasure of our Board of Directors. With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted options or restricted stock;

•	the terms of proposed grants or awards of options or restricted stock to those selected by our Board of Directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any option grants or restricted stock awards.

Any award of restricted stock or grant of options to any of our directors under our 2006 plan must be approved by our Board of Directors, and such award currently cannot exceed 20,000 shares per annum. If the 2006 plan is amended as proposed herein, this limitation would be removed.

In connection with the administration of our 2006 plan, the Compensation Committee, with respect to stock options, restricted stock and other awards to be made to any officer, employee or consultant who is not one of our directors, will:

•	determine which employees and other persons will be granted options or restricted stock under our 2006 plan;

•	grant the options or restricted stock awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any option grants or restricted stock awards.

In addition, our Compensation Committee will:

•	interpret our 2006 plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer our 2006 plan.

Types of Awards

Our 2006 plan permits the Compensation Committee to make several types of awards and grants, the principal types of which are awards of shares of restricted stock, the grant of options to purchase shares of our common stock, and awards of stock appreciation rights, or SARs.

Restricted Stock. Restricted shares of our common stock may be granted under our 2006 plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our Board of Directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition, our Board of Directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Our Board of Directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of a change in control, death or permanent disability of the employee, or for such other reasons as our Board of Directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee. Currently, the maximum number of shares of restricted stock that may be granted to any eligible employee in any calendar year is 100,000 and the number of shares of restricted stock that may be granted to any eligible director in any calendar year is 100,000. If the 2006 plan is amended as proposed herein, these limitations will be removed.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our 2006 plan will be determined by our Board of Directors or the Compensation Committee at the time of the grant. Either our Board of Directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our Board of Directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our 2006 plan, such as specifying minimum periods of time after grant during which options may not be exercised. Our 2006 plan also contains provisions for our Board of Directors or Compensation Committee to provide for acceleration of the right of an individual employee to exercise his or her stock option or restricted stock award in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

Our 2006 plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Code, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code.

Incentive Stock Options. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000. The maximum number of shares of our common stock underlying Incentive Stock Options granted under our 2006 plan may not exceed 2,400,000.

Non-Qualified Options. Non-Qualified Options are stock options which do not qualify as Incentive Stock Options. Non-Qualified Options may be granted to our consultants and independent contractors, as well as to our employees. The exercise price for Non-Qualified Options will be determined by the Compensation Committee at the time the Non-Qualified Options are granted, but may not be less than 75% of the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Non-Qualified Options are treated differently for federal income tax purposes as described below under “—Tax Treatment.”

The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the Compensation Committee may determine, equal in value to the exercise price. However, only shares of our common stock which the optionee has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options.

Stock Appreciation Rights. Awards of stock appreciation rights, which we refer to as SARs, entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our common stock subject to the SAR award between the date of the grant of the SAR award and the fair market value of these shares on the exercise date. Our 2006 plan provides for payment in the form of shares of our common stock or cash.

Performance Unit Awards. Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or common stock per unit upon the achievement of performance goals established by our Board of Directors or our Compensation Committee. Currently, the maximum number of shares of our common stock that may be granted to any eligible employee in any calendar year in settlement of performance units is 100,000. If the 2006 plan is amended as proposed herein, this limitation will be removed.

Transferability

Restricted stock awards and awards of SARs are not transferable during the restriction period. Incentive Stock Options are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Rights to restricted stock, SARs and stock options which have not vested will generally terminate immediately upon the holder’s termination of employment with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. Our Board of Directors or the Compensation Committee may determine, at the time of the grant, that a holder’s stock option agreement may contain provisions permitting the optionee to exercise the stock options for a specified period after such termination, or for any period our Board of Directors or the Compensation Committee determines to be advisable after the optionee’s employment terminates by reason of retirement, disability, death, termination without cause, or following a change in control. Incentive Stock Options will, however, terminate no more than three months after termination of the holder’s employment, twelve months after termination of the holder’s employment due to disability and three years after termination of the holder’s employment due to death. Our Board of Directors or the Compensation Committee may permit a deceased holder’s stock options to be exercised by the holder’s executor or heirs during a period acceptable to our Board of Directors or the Compensation Committee following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

Our 2006 plan provides protection against substantial dilution or enlargement of the rights granted to holders of restricted stock and options in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. New option rights may, but need not, be substituted for the stock options granted under our 2006 plan, or our obligations with respect to stock options outstanding under our 2006 plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2006 plan is assumed, the stock issuable upon the exercise of stock options previously granted under our 2006 plan will thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2006 plan.

Amendment

Our Board of Directors may amend our 2006 plan at any time. However, without stockholder approval, our 2006 plan may not be amended in a manner that would increase the number of shares that may be issued under our 2006 plan, extend the term of our 2006 plan, or otherwise disqualify our 2006 plan for coverage under Rule 16b-3 promulgated under the Exchange Act. Restricted stock or stock options previously granted under our 2006 plan may not be impaired or affected by any amendment of our 2006 plan, without the consent of the affected grantees.

Accounting Treatment

Under current generally accepted accounting principles, when we make a grant of restricted stock, an amount equal to the fair market value of the restricted stock at the date of grant is charged to our compensation expense over the period of the restriction. The fair value of any stock option as of the date of grant will likewise be charged to our compensation expense over the requisite service period of the option. The cash we receive upon the exercise of stock options would be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to restricted stock and stock options that may be granted as awards under our 2006 plan.

Restricted Stock. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value, at the time of exercise, of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the optionee before sale.

Securities Presently Authorized for Issuance under Our 2006 Plan

The following table provides information for all equity compensation plans as of March 30, 2010, under which our equity securities were authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	3,149,819	(2)	$2.62	(3)	1,071,426	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	3,149,819		$2.62		1,071,426

(1)	Shares awarded under all above plans may be newly issued, from our treasury or acquired in the open market.
(2)	This number represents shares of restricted stock awards issued, outstanding and unvested under our 2006 plan.
(3)	This represents the weighted average market price on the date of grant of shares of unvested restricted stock issued under our 2006 plan.
(4)	This number reflects 1,071,426 shares available for issuance under our 2006 plan. In addition, shares related to grants that are terminated, cancelled, expire unexercised, or settled in such manner that all or some of the shares are not issued to a participant or are surrendered unvested shall immediately become available for issuance.

Our Board of Directors believes that approval of the proposed amendments to our 2006 plan will promote our interests and the interests of our stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases stockholder value.

Members of our Board of Directors are eligible to participate in our 2006 plan, and thus, have a personal interest in the approval of the amendments.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENTS TO THE 2006 PLAN AS DESCRIBED ABOVE.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

UHY LLP (“UHY”) was reappointed by the Audit Committee of our Board of Directors as our independent auditors for 2010. UHY is registered with the Public Company Accounting Oversight Board.

UHY representatives are expected to attend the 2010 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of UHY as our independent auditors is not required by our bylaws or otherwise. However, we are submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain UHY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF UHY LLP AS INDEPENDENT AUDITORS FOR RAM ENERGY RESOURCES, INC. FOR THE YEAR 2010.

Information Relating to Our Independent Registered Public Accounting Firm

UHY LLP has served as our independent public accountants for our fiscal years ended December 31, 2009 and 2008, and will serve as our independent public accountants for 2010. UHY leases all its personnel, who work under the control of UHY partners, from wholly-owned subsidiaries of UHY Advisors, Inc, in an alternative practice structure.

Audit Fees

The aggregate fees billed by UHY for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $557,000 during the 2009 fiscal year and $674,000 during the 2008 fiscal year.

Audit-Related Fees

There were no audit-related fees for the 2009 or 2008 fiscal years.

Tax Fees

The aggregate fees billed by UHY for professional tax services were $41,973 during the 2009 fiscal year. There were no tax fees billed by UHY for the 2008 fiscal year.

All Other Fees

There were no fees billed by UHY for other services not disclosed above for the 2009 or 2008 fiscal years.

The Audit Committee has determined that the provision of non-audit services by UHY LLP did not impact the independence of that firm, and was compatible with maintaining such auditor’s independence.

The Audit Committee approves in advance all audit and non-audit services to be performed for us by our independent accountants. The Audit Committee pre-approved all services and fees for the fiscal years 2009 and 2008.

Audit Committee Report

The Audit Committee of the Board of Directors of RAM Energy Resources, Inc. (the “Company”) is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three non-employee directors. The Audit Committee is governed by a written charter adopted and approved by the Company’s Board of Directors in May 2006. The Company’s Board of Directors determined that all members of the Audit Committee are “independent” under The Nasdaq Stock Market listing standards, and that Gerald R. Marshall is an audit committee financial expert, as defined by SEC rules.

The responsibilities of the Audit Committee include the engagement of a public accounting firm to serve as the Company’s independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with the Company’s management and its independent auditors, regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•

the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to its stockholders, as well as the adequacy of its internal accounting controls, and accounting and financial personnel;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Company’s Audit Committee Charter provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Company’s Board of Directors that the Company’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for 2009. First, the Audit Committee discussed with UHY LLP, the Company’s independent auditors for 2009, those matters required to be discussed by SAS 61 and related amendments (Codification of Statements on Auditing Standards, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed UHY’s independence with UHY and received the written disclosures and the letter from UHY regarding its independence as required by the applicable requirements of the Public Company Accounting Oversight Board. This discussion and disclosure informed the Audit Committee of UHY’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that UHY’s provision of non-audit services to the Company is compatible with UHY’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with UHY, the Company’s audited consolidated balance sheet at December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. Based on the discussions with UHY concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Annual Report on Form 10-K of RAM Energy Resources, Inc., for its fiscal year ended December 31, 2009, include these financial statements.

AUDIT COMMITTEE

Sean P. Lane
Gerald R. Marshall
John M. Reardon

March 30, 2010

OTHER INFORMATION

Availability of Form 10-K and Annual Report to Stockholders

We are required to provide an annual report to our stockholders who receive this proxy statement. We will also provide copies of the annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of our annual report are available without charge to our stockholders upon written request to our Secretary. You may review our filings with the SEC by visiting our website at http://www.ramenergy.com.

Stockholder Proposals for 2011

Our 2011 Annual Meeting of Stockholders is expected to be held on or about May 5, 2011, and proxy materials in connection with that meeting are expected to be mailed on or about April 2, 2011. In order to be included in our proxy materials for our 2011 Annual Meeting, we must receive stockholder proposals prepared in accordance with the proxy rules on or before December 1, 2010.

Any such proposal should be addressed to the Secretary, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our 2010 Annual Meeting of Stockholders in accordance with applicable law. We suggest that such proposals be sent by certified mail, return receipt requested.

If we receive notice after February 16, 2011 of any proposal which a stockholder intends to present at our 2011 Annual Meeting, then under the proxy rules, the persons named in the proxy solicited by our Board of Directors for our 2011 Annual Meeting may exercise discretionary voting with respect to such proposal to the extent permitted by applicable law.

In addition, our bylaws currently provide that in order for a stockholder to properly bring business before an annual meeting, the stockholder must have given timely notice of such proposed business in a writing delivered to our Secretary not less than sixty (60) nor more than ninety (90) days prior to the meeting. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less that seventy (70) days prior to the date of the annual meeting, the stockholder’s notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs.

General

We know of no matters to be presented at our 2010 Annual Meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider to be our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

Householding and Combining Accounts

We may deliver only one proxy statement and annual report to an address shared by multiple stockholders unless we receive contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like an additional copy of this proxy statement and annual report or future copies of proxy statements and annual reports may make a written or oral request to: Continental Stock Transfer & Trust Company, 17 Battery Place New York, NY 10004, (212)-509-4000

Similarly, any stockholders sharing an address and currently receiving multiple copies of proxy statements and annual reports may request that only a single copy of a proxy statement and annual report be delivered to them in the future. In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder’s shares into a single account can do so by contacting Continental at the address and telephone number above.

BY ORDER OF THE BOARD OF DIRECTORS

G. Les Austin
Secretary

Tulsa Oklahoma

April 2, 2010

EXHIBIT A

SECOND AMENDMENT

TO THE

RAM ENERGY RESOURCES, INC.

2006 LONG-TERM INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan (the “Plan”) is approved and adopted by the Board of Directors of RAM Energy Resources, Inc. (the “Company”) this 8th day of March 2010, but shall be effective only upon approval of this Amendment by the holders of the majority of outstanding shares of Common Stock present or represented, and entitled to vote, at a meeting called for such purpose.

The Plan is hereby amended as follows:

1.	Section 1.3 of the Plan is deleted in its entirety and the following Section 1.3 substituted therefor:

“Section 1.3 Shares Subject to the Plan. Subject to the limitations set forth herein, Awards may be made under this Plan for a total of 7,400,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”). A maximum of 2,400,000 shares of Common Stock of the total authorized under this Section 1.3 may be granted as Incentive Stock Options. The limitation of this Section 1.3 shall be subject to the adjustment provisions of Article X.”

2.	Sections 4.1(a), (b), (j) and (k) of the Plan are deleted in their entirety and the remaining subsections of Section 4.1 are redesignated as Sections 4.1(a) through (h), accordingly.

* * * * * * * * * * *

In all other respects, the Plan remains unchanged and in full force and effect.

PROXY

RAM ENERGY RESOURCES, INC.

5100 EAST SKELLY DRIVE, SUITE 650

TULSA, OKLAHOMA 74135

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Les Austin and Sabrina M. Gicaletto, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of RAM Energy Resources, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 3, 2010, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

A	☐ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR THE NOMINEE LISTED TO RIGHT	WITHHOLD AUTHORITY FOR NOMINEE	NOMINEE:
1. Election of Director	☐	☐	Larry E. Lee

2. Approval of amendments to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan.

For	Against	Abstain
☐	☐	☐

3. Ratify and approve the appointment of UHY LLP as the independent registered public accounting firm for RAM Energy Resources, Inc. for 2010.

For	Against	Abstain
☐	☐	☐

4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR THE APPROVAL OF THE AMENDMENTS TO THE 2006 LONG-TERM INCENTIVE PLAN, FOR THE APPOINTMENT OF UHY LLP AS THE INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2010, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED , 2010

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.